UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2012

COOPER-STANDARD HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54305	20-1945088
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39550 Orchard Hill Place Drive, Novi, Michigan 48375

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 596-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2012, James S. McElya announced that he would be retiring from his position as Chief Executive Officer of Cooper-Standard Holdings Inc. (the “Company”), effective October 15, 2012. Mr. McElya is expected to continue to fulfill his current term on the Company’s Board of Directors (the “Board”), serving as Non-Executive Chairman.

On October 1, 2012, the Board appointed Jeffrey S. Edwards to the position of President and Chief Executive Officer of the Company and its principal operating subsidiary, Cooper-Standard Automotive Inc., effective October 15, 2012. Mr. Edwards, 50, headed the Automotive Experience Asia group for Johnson Controls, Inc., serving as Corporate Vice President as well as Group Vice President and General Manager since May 2004. Mr. Edwards previously served as Group Vice President and General Manager for Johnson Controls’ Automotive Experience North America from August 2002 to May 2004 and Group Vice President and General Manager for product and business development for Johnson Controls. Mr. Edwards joined Johnson Controls in 1984.

In connection with the appointment of Mr. Edwards as President and Chief Executive Officer, Mr. Edwards and the Company entered into a letter agreement memorializing the terms of Mr. Edwards’ employment. Under the letter agreement, Mr. Edwards will receive an initial base salary of $800,000 per year and is eligible to participate in the Company’s annual incentive cash bonus program, long-term incentive program and executive severance plan. For 2013, Mr. Edwards’ target annual bonus will equal 100% of his annual base salary and Mr. Edwards’ long-term incentive award will be designed to have an aggregate value, at the time of grant, equal to 250% of Mr. Edwards’ annual base salary. Under the terms of the letter agreement, the equity component of Mr. Edwards’ long-term incentive award will be proportionally increased to reflect the per share stock price appreciation of the Company’s common stock from October 1, 2012 through the date of grant of the 2013 long-term incentive awards. In connection with his appointment, the Compensation Committee of the Board approved two stock option grants to be made to Mr. Edwards on October 15, 2012. The first grant represents the right to purchase 125,000 shares of the Company’s common stock at an exercise price of $45.00 per share (or, if higher, the fair market value of the Company’s common stock on the date of grant). The second grant represents the right to purchase an additional 125,000 shares of the Company’s common stock at an exercise price of $52.50 per share (or, if higher, the fair market value of the Company’s common stock on the date of grant). Both grants vest in 20% annual increments subject to Mr. Edwards’ continued employment through the vesting dates, except that they will become fully vested upon a change of control of the Company. Mr. Edwards is also bound to certain non-solicitation and non-competition restrictions during the term of his employment and for a period of two years thereafter.

In connection with Mr. McElya’s retirement, the Company and Mr. McElya entered into a letter agreement pursuant to which Mr. McElya will receive a fee of $500,000 in the aggregate for transition services and Mr. McElya’s service as the Company’s Non-Executive Chairman and a member of the Board for the remainder of his current term.

On October 2, 2012, the Company issued a press release regarding the appointment of Mr. Edwards as President and Chief Executive Officer and the retirement of Mr. McElya. The press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated October 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper-Standard Holdings Inc.

October 3, 2012	By:	/s/ Timothy W. Hefferon
	Name:	Timothy W. Hefferon
	Title:	Vice President, General Counsel and Secretary

[EXHIBIT INDEX]

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated October 2, 2012